Exhibit 10.14

TENNANT COMPANY

1999 STOCK INCENTIVE PLAN

Certificate Evidencing Deferred Stock Units

Name of Holder: «First_Name_Last_Name»
No. of Units: «DSU_Shares»	Date of Grant:
Payment Date:

This Certificate evidences deferred stock units (“Units”) granted to the individual identified above (the “Holder”) pursuant to the Tennant Company 1999 Stock Incentive Plan (the “Plan”) and is an Agreement between Tennant Company (the “Company”) and the Holder, effective as of the date of grant specified above.

Recitals

WHEREAS, the Company maintains the Plan; and

WHEREAS, pursuant to the Plan, the Compensation Committee (“Committee”) of the Board of Directors has the authority to issue Units in payment of awards granted under the Plan; and

WHEREAS, the Committee has determined that the Holder has earned an award under the Plan and that such award should be paid in Units in lieu of cash as authorized by Section 4.4 of the Plan;

NOW, THEREFORE, the Company hereby grants Units to the Holder under the terms and conditions as follows:

Terms and Conditions

1.	Grant. The Holder is granted the number of Units specified at the beginning of this Agreement.

2.

Fair Market Value of Units. The fair market value of a Unit subject to this Agreement shall at all times be equal to the fair market value of a share of common stock of the Company, par value $.375 per share (“Common Stock”). For purposes of this Agreement, the fair market value of a share of Common Stock at a specified date shall mean the closing sale price of a share of Common Stock on the date immediately preceding such date, or, if no such sale shall have occurred on that date, on the next preceding day on which a sale occurred, on the principal market for the Common Stock.

3.	Payment of Benefits.

(a)    Generally. Payment of Units subject to this Agreement shall be made by the Company’s delivering shares of Common Stock having a fair market value at the date of payment, equal in the aggregate to the fair market value at such date of such Units; provided, however, that the amount payable in shares of Common Stock shall be reduced by an amount necessary to cover the Company’s tax withholding obligation.

(b)   Timing. Units subject to this Agreement shall be paid on the payment date specified at the beginning of this Agreement, unless the Holder’s employment with the Company shall terminate prior to such payment date (whether by reason of death, Disability, Retirement, voluntary termination, or involuntary termination with or without cause), in which event the Units shall be paid on the fifth business day following such termination of employment (or by such later date as the Committee shall determine is reasonable under the circumstances and permissible under the payment timing rules of Section 409A of the Code). Notwithstanding anything to the contrary herein, payment under Section 3 of this Agreement, to the extent such benefit is, in the good faith opinion of the Company, considered to be deferred compensation under Section 409A of the Code shall not be made prior to separation from service, disability or death as permitted under Section 409A(a)(2)(A)(i), (ii) or (iii) of the Code, subject, in the case of a payment due as a result of a separation from service, to the six month delayed payment requirement of Section 409A(a)(2)(B) (such delay shall be without interest or earnings credit) in the event that Executive is a specified employee within the meaning of such subsection. Further, any such amounts that are deferred compensation may not be accelerated in a manner inconsistent with Section 409A(a)(3) of the Code. The Company and the Holder intend that any deferred compensation amounts payable under the Agreement comply in full with paragraphs (2), (3) and (4) of Section 409A(a) of the Code, and the provisions of the Agreement shall be interpreted consistent with such intent, and the parties each agree that further modifications to the Agreement will be made if and as necessary to comply in form and substance with Section 409A of the Code.

(c)    Effect. Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all rights of the Holder with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(d)   Payments on Death. Any payment due under this Agreement following the death of the Holder shall be paid to the estate of the Holder.

4.

Adjustment in Number of Units Upon Payment of Cash Dividends. In the event the Company shall pay cash dividends on its Common Stock on or after the date of this Agreement, then the Holder shall be entitled to receive additional Units with respect to such cash dividends. The number of additional Units shall be determined by multiplying the number of Units credited to the Holder’s account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per share of Common Stock, and then divided by the fair market value of a share of the Common Stock (calculated as set forth in Section 2 of this Agreement) as of the dividend payment date. The additional Units credited to the Holder’s account upon payment of any cash dividends shall be included in the total number of Units subject to this Agreement and shall be paid pursuant to this Agreement. In the event a payment is otherwise due under the terms of Section 3 or 6 of this Agreement after the dividend record date but prior to the dividend payment date, a subsequent payment shall be made as necessary to account for any additional Units credited as of the dividend payment date under this Section 4.

5.

Adjustment in Number of Units Upon Early Termination of Employment. The Units initially subject to this Agreement have a fair market value, as of the date of grant, equal to 120% of the cash bonus in lieu of which such Units were granted. If, prior to the payment date specified at the beginning of this Agreement (or, if earlier, the occurrence of a Change in Control), the employment of the Holder with the Company is terminated for any reason other than death, Disability or Retirement, then the number of Units subject to this Agreement shall be reduced so that the number of Units subject to this Agreement is equal to that number of Units (the “Base Number”) that would have resulted had there originally been granted to the Holder Units having a fair market value, as of the date of grant, equal to 100% of such cash bonus. If, prior to the payment date specified at the beginning of this Agreement (or, if earlier, the occurrence of a Change in Control), the employment of the Holder with the Company is terminated by reason of death, Disability or Retirement, then the number of Units subject to this Agreement shall be reduced so that the number of Units subject to this Agreement is equal to the sum of (i) the Base Number, plus (ii) a pro rata portion of the difference between the number of Units subject to this Agreement immediately prior to such reduction and the Base Number (such proration being based on the number of days occurring prior to such termination of employment in the three-year period beginning on January 1 of the year in which the date of grant occurred and ending on the payment date specified at the beginning of this Agreement). As used in this Agreement, Disability means a medical condition that the Committee has determined renders the Holder unable to perform the normal duties of the Holder’s position with the Company. The Committee may, in its sole discretion, obtain a medical opinion from a physician selected by the Committee before any determination of Disability is made. As used in this Agreement, Retirement means termination of employment at or after age 55, provided that the Holder has given the Company at least six months’ prior written notice of such termination, or as otherwise determined by the Committee. As used in this Agreement, Change in Control shall have the meaning ascribed thereto in the Company’s 1999 Stock Incentive Plan.

6.

Change in Control. Notwithstanding anything to the contrary stated herein, upon the occurrence of a Change in Control, all of the Units subject to this Agreement shall be paid in full immediately. Notwithstanding anything in this Agreement to the contrary, no Change in Control shall be deemed to occur unless it would be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A of the Code.
7.

Adjustments in Character and Number of Units Upon Certain Corporate Events. In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization, reorganization, merger, consolidation, combination, exchange or the like that changes the character or amount of the Common Stock of the Company, the Committee, or the board of directors of any surviving or resulting corporation, shall make such adjustments in the character and number of Units subject to this Agreement and may take such other actions as shall, in the reasonable judgment of the Committee or such board of directors, be equitable and appropriate in order to make the Units equivalent, after such change, as nearly as may be practicable, to the Units immediately prior to such change.

8.	No Transfer. The Units may not be pledged, assigned or transferred.

9.	No Shareholder Rights. The Holder shall not have any of the rights of a shareholder of the Company.

10.

No Right to Employment. This Agreement shall not give the Holder a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Holder may terminate the Holder’s employment and otherwise deal with the Holder without regard to this Agreement.

11.	Tax Withholding. As a condition precedent to making a payment hereunder, the Company may require the Holder to pay an amount equal to the amount of any required tax withholdings.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Holder.

13.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement effective as of the date of grant specified above.

HOLDER

«First_Name_Last_Name»

TENNANT COMPANY

By
Thomas J. Dybsky

Its	Vice President

P1232